Exhibit (a)(1)(v)
OFFER TO PURCHASE FOR CASH
ALL ISSUED ORDINARY SHARES
OF
PACIFIC INTERNET LIMITED
(Singapore company registration no. 199502086C)
AT
US$8.25 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED MAY 12, 2006
BY
MEDIARING LTD
(Singapore company registration no. 199304568R)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 12, 2006, UNLESS THE OFFER IS EXTENDED.
May 12, 2006
To Our Clients:
      Enclosed for your consideration is an Offer to Purchase dated May 12, 2006 and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer to Purchase”) relating to the offer (the “Offer”) by MediaRing Ltd, a Singapore company (“Purchaser”), to purchase all issued ordinary shares (the “Shares,” and each a “Share”) of Pacific Internet Limited, a Singapore company (“Pacific Internet”), at a purchase price of US$8.25 per Share, net to seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Offer to Purchase.
      WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.
      We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer to Purchase.
      Your attention is directed to the following:
      1. The purchase price offered by the Purchaser is US$8.25 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer to Purchase.
      2. The Offer is being made for all issued Shares.
      3. As of May 12, 2006, the board of directors of Pacific Internet has not yet made any recommendation with respect to the Offer.
      4. THE OFFER AND ANY WITHDRAWAL RIGHTS THAT YOU MAY HAVE WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 12, 2006 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

      5. The Offer is being made pursuant to the Offer to Purchase dated May 12, 2006. The Offer is not subject to a financing condition, but is conditioned upon the satisfaction or waiver of certain conditions including, among other things:

(a) Minimum Tender Condition. The minimum tender condition requires the tender of a sufficient number of Shares such that Purchaser would own (including Shares it currently owns) more than 50% of the issued Shares of Pacific Internet as of the final expiration of the Offer (including Shares issued or to be issued pursuant to options validly exercised on or before the final Expiration Date) (the “Minimum Tender Condition”). Under The Singapore Code on Takeovers and Mergers, Purchaser is not permitted to waive the Minimum Tender Condition and the Offer will not successfully close unless this condition is satisfied.

(b) Regulatory/ Third Party Approvals. All approvals and authorizations necessary or appropriate for or in connection with the Offer from all relevant authorities in any jurisdiction shall have been obtained and be in full force and effect, and all statutory and regulatory obligations in any jurisdiction shall have been complied with.

(c) No Injunctions. No governmental authority shall have taken any action or enacted any statute which might require particular actions or impose limitations that would be contrary to the intentions of the Offer or be detrimental to Pacific Internet or the Purchaser.

(d) No Material Transaction. No material transaction involving Pacific Internet shall have been announced, entered into and/or completed or consummated prior to the final expiration of the Offer. See Section 14 of the Offer to Purchase for a definition of what constitutes a material transaction.

(e) No Material Adverse Change. Since December 31, 2005, there shall not have been any adverse change in Pacific Internet and its subsidiaries taken as a whole nor any legal proceedings against Pacific Internet or any of its subsidiaries which could have an adverse effect on Pacific Internet and its subsidiaries taken as a whole, so as to result in either the net assets or the net profit after tax of the Pacific Internet group to decrease by more than 5%.

(f) Actions on the Part of Pacific Internet. Since December 31, 2005, Pacific Internet and its subsidiaries shall not have incurred any material indebtedness other than in the ordinary course of business, or entered into any material transaction (including any acquisition or sale) or taken any corporate action which might adversely affect the net assets or net profit after tax of the Pacific Internet group by more than 5% or cause the average trading price of Pacific Internet Shares to fall by more than 10% of US$6.4675 for a period of ten consecutive trading days, or taken any other corporate action specified in greater detail in Section 14 of the Offer to Purchase.
      6. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or D.F. King & Co., Inc., which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.
      Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.
      If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.
      Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)); (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal); and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry

Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.
      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may, in its discretion, take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL ISSUED ORDINARY SHARES
OF
PACIFIC INTERNET LIMITED
(Singapore company registration no. 199502086C)
AT
US$8.25 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED MAY 12, 2006
BY
MEDIARING LTD
(Singapore company registration no. 199304568R)
      The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of MediaRing Ltd, dated May 12, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal relating to ordinary shares (collectively, the “Shares,” and each a “Share”) of Pacific Internet Limited, a Singapore company.
      This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED: (1)	SIGN HERE

Shares	(Signature(s))

Please Type or Print Names(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

Dated: , 2006
     (1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

4